Covington & Burling LLP
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PALO ALTO SAN FRANCISCO SEOUL SHANGHAI WASHINGTON	T +1 212 841 1000

Exhibit 5.1

May 7, 2026

Odyssey Therapeutics, Inc.

51 Sleeper Street, Suite 800

Boston, Massachusetts 02210

Ladies & Gentlemen:

We have acted as counsel to Odyssey Therapeutics, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale of up to 2,599,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the registration statement on Form S-1 filed with the United States Securities and Exchange Commission on May 7, 2026, pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”). The Registration Statement incorporates by reference the registration statement on Form S-1 (File No. 333-295141) (as amended, the “Prior Registration Statement”).

We have reviewed the Registration Statement, the Prior Registration Statement, and such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have also assumed that the Shares will be duly registered on the books of the transfer agent and registrar of the Common Stock and that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”). We have assumed further that, except as to legal conclusions expressly set forth in this opinion, the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement has become effective under the Securities Act, the Shares, when duly issued and sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the DGCL.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Prior Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP